IDEX MUTUAL FUNDS

TO THE SHAREHOLDERS OF
IDEX GE INTERNATIONAL EQUITY


Section 270.30d-1 under the Investment Company Act of 1940, as amended, titled "Reports to Stockholders of Management Companies," requires regulated investment companies to report on all subject matters put to the vote of shareholders and provide final results. Accordingly, IDEX Management, Inc. solicited a vote by the shareholders for:

Proposal 1:	Approval of a new Investment Advisory
Agreement between IDEX Management, Inc. and IDEX
Mutual Funds on behalf of IDEX GE International Equity.

Proposal 2:	Approval of a new Sub-Advisory Agreement between
IDEX Management, Inc. and GE Asset Management Incorporated on behalf of IDEX GE International Equity.


At a special meeting of shareholders held on February 8, 2000, the results of the proposals were as follows:


	FOR	AGAINST	ABSTAIN

Proposal 1	96.5%	1.3%	2.2%

Proposal 2	97.1%	0.7%	2.2%





TO THE SHAREHOLDERS OF
IDEX JENNISON EQUITY OPPORTUNITY
(FORMERLY IDEX C.A.S.E. GROWTH)

Section 270.30d-1 under the Investment Company Act of 1940, as amended, titled "Reports to Stockholders of Management Companies," requires regulated investment companies to report on all subject matters put to the vote of shareholders and provide final results. Accordingly, IDEX Management, Inc. solicited a vote by the shareholders for:

Proposal 1:	Approval of a new Sub-Advisory Agreement between
IDEX Management, Inc. and Jennison & Associates, L.L.C. on behalf of IDEX Jennison Equity Opportunity.


At a special meeting of shareholders held on November 29, 2000, the results of the proposals were as follows:


	FOR	AGAINST	ABSTAIN

Proposal 1	94.0%	1.6%	4.4%